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                                                                       Exhibit 8



[GLOBAL INDUSTRIAL TECHNOLOGIES, INC. LOGO]
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
FOR IMMEDIATE RELEASE
Investor Contact: George Pasley                                  Media Contact: Larry Nance
V.P. Communications                             Manager, Corporate Relations/Public Affairs
214-953-4510                                                                   214-953-4518
Web site:  prnewswire.com/gix
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                  GLOBAL INDUSTRIAL TECHNOLOGIES EXTENDS ITS
                    TENDER OFFER FOR A.P. GREEN INDUSTRIES

DALLAS, TEXAS  (April 2, 1998) -- Global Industrial Technologies, Inc. (NYSE:
GIX) announced today that its cash tender offer for all of the outstanding shares of common stock of A.P. Green Industries, Inc. (NYSE: APK) has been extended to 5:00 p.m., EST, on April 17, 1998, unless further extended.

Global announced that it has been advised by Harris Trust and Savings Bank, the Depositary for the tender offer, that as of 5:00 p.m., EST, on Thursday, April 2, 1998, approximately 7.4 million shares of common stock of A.P. Green had been validly tendered and not withdrawn, representing approximately 92% of the outstanding shares of common stock of A.P. Green. The shares tendered include 926,885 shares tendered pursuant to Notices of Guaranteed Delivery.

Global previously announced that it received a request for additional information from the Federal Trade Commission on March 31, 1998. Global believes that this request is not unusual for a transaction of this nature and it intends to comply with this request expeditiously.

Global Industrial Technologies is a major manufacturer of technologically advanced industrial products that support high-growth markets around the world. Its Harbison-Walker subsidiary operates 15 refractory plants in five countries, including the United States, Canada, Mexico, Chile and Germany.

                                 # # #

Statements the Company may publish, including those in this announcement, that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause the Company's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from the Company's expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, currency exchange rates, new product and technology developments, competition within each business segment, cyclicity of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks described from time to time in the Company's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K.